Exhibit 99.1

Resources Connection, Inc. Reports First Quarter Results for Fiscal 2017

  Company reports first quarter revenue of $143.4 million
  Revenue improves quarter-over-quarter in Europe (6.2%) and Asia Pacific (2.5%)
  Net income $5.6 million (3.9% of revenue), Adjusted EBITDA* $12.2 million (8.5% of revenue) for quarter
  Company returns capital to shareholders of $9.3 million in first quarter

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

IRVINE, Calif.--(BUSINESS WIRE)--October 5, 2016--Resources Connection, Inc. (NASDAQ: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”) today announced financial results for its first fiscal quarter ended August 27, 2016.

Revenue for the first quarter of fiscal 2017 decreased 3.3% (3.1% constant currency) to $143.4 million compared to the prior year’s first quarter of $148.3 million. The revenue decrease is partially attributable to fewer business opportunities in the financial services and energy sectors. In addition, approximately 0.9% of the quarter-over-quarter revenue decrease is attributable to the shift of the Memorial Day holiday to the first quarter of fiscal 2017 (Memorial Day calendar 2015 was in the fourth quarter of fiscal 2015). On a sequential basis, first quarter revenue decreased 6.0% (5.9% constant currency) compared to $152.5 million in the fourth quarter of fiscal 2016. Approximately 1.8% of the sequential quarter revenue decrease is attributable to the Memorial Day and July Fourth holidays. Constant currency quarter-over-quarter is computed using the comparable first quarter fiscal 2016 conversion rates and the sequential quarter is computed using the comparable fourth quarter fiscal 2016 conversion rates for revenue generated internationally.

Revenue in the U.S. decreased 4.5% quarter-over-quarter and 7.0% sequentially. The Memorial Day holiday had an unfavorable impact on U.S. revenue of 1.1% on a quarter-over-quarter basis; on a sequential basis, the Memorial Day and July Fourth holidays had an unfavorable impact on revenue of 2.1%. International revenue improved 1.9% quarter-over-quarter (3.1% constant currency) but decreased 1.4% sequentially (0.9% constant currency).

The Company’s net income declined in the first quarter of fiscal 2017 to $5.6 million, or $0.15 per diluted share, compared to $7.1 million, or $0.19 per diluted share, in the prior year’s first quarter.

“Our strong balance sheet allows us to return capital to our shareholders as evidenced by the $9.3 million we returned in the first quarter from our dividend and stock repurchase programs,” said Tony Cherbak, President and Chief Executive Officer (“CEO”) of RGP. “We are continuing to focus on business development with new and existing clients in an ongoing effort to stimulate revenue growth.”

In a separate press release issued today, the Company announced that Mr. Cherbak will resign as the Company’s President and CEO effective Friday, October 7, 2016 due to health considerations. Kate W. Duchene, the Company’s Chief Legal Officer, Executive Vice President, Human Resources and Secretary, will serve as interim CEO while the Company’s Board of Directors oversees a search for a permanent CEO.

Gross margin was 38.0% in the first quarter of fiscal 2017, compared to 38.7% in the prior year quarter. Gross margin in the first quarter of 2017 decreased more than expected primarily due to an unfavorable change in the bill rate/pay rate ratio. Sequentially, gross margin decreased 190 basis points from 39.9% in the fourth quarter of fiscal 2016, due primarily to two paid holidays in the U.S. during the first quarter and an unfavorable change in the bill rate/pay rate ratio.

Selling, general and administrative expenses for the first quarter of fiscal 2017 were $43.6 million (30.4% of revenue) compared to $44.0 million (29.7% of revenue) in the prior year’s first quarter and $44.4 million (29.1% of revenue) in the fourth quarter of fiscal 2016. The prior year quarter includes $900,000 in additional stock compensation expense for acceleration of vesting of certain options; the remaining quarter-over-quarter increase is related to compensation and related benefit costs. The sequential decrease is primarily related to reduced marketing spend.

Cash used in operations and Adjusted EBITDA were $7.1 million and $12.2 million (8.5% of revenue), respectively, for the first quarter of fiscal 2017 compared to cash used in operations and Adjusted EBITDA of $4.6 million and $15.7 million (10.6% of revenue), respectively, for the first quarter of fiscal 2016. Cash flows in the first quarter of the fiscal year are typically used in operations as the Company pays its year-end incentive based compensation in that quarter.

In the first quarter of fiscal 2017, the Company repurchased approximately 375,000 shares of its common stock for $5.7 million and paid a quarterly dividend totaling $3.6 million ($0.10 per diluted share) to shareholders. Currently, the Company has a total of $132.9 million available for share purchases under its existing repurchase program. As of August 27, 2016, the Company’s cash, cash equivalents and short-term investments were $102.9 million compared to $116.0 million at fiscal year-end May 28, 2016.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,800 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

RGP will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, October 5, 2016. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through October 12, 2016 at 855-859-2056. The conference ID number for the replay is 75548888. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the Company’s continued focus on business development to stimulate revenue growth. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	August 27,	August 29,
	2016	2015
	(Unaudited)
Revenue	$143,389	$148,340
Direct cost of services	88,862	90,877
Gross margin	54,527	57,463
Selling, general and administrative expenses (1)	43,614	43,957
Operating income before amortization
and depreciation (1)	10,913	13,506
Amortization of intangible assets	-	30
Depreciation expense	794	858
Operating income (1)	10,119	12,618
Interest income	(70)	(32)
Income before provision for income taxes (1)	10,189	12,650
Provision for income taxes (2)	4,551	5,517
Net income (1), (2)	$5,638	$7,133
Net income per common share:
Basic (1), (2)	$0.16	$0.19
Diluted (1), (2)	$0.15	$0.19
Weighted average common shares outstanding:
Basic	36,269	37,295
Diluted	36,817	37,847
Cash dividends declared per common share	$0.11	$0.10

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.3 million and $2.2 million for the three months ended August 27, 2016 and August 29, 2015, respectively. The expense for the three months ended August 29, 2015 includes approximately $900,000, or $0.01 per share, for the Board of Director’s approval of accelerated vesting of 127,500 stock options related to Don Murray’s transition from Executive Chairman to non-employee Chairman of the Board.

(2)	The Company's effective tax rate was approximately 45% and approximately 44% for the three months ended August 27, 2016 and August 29, 2015, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company's effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended
	August 27,	August 29,
	2016	2015
	(Unaudited)

Net income	$5,638	$7,133
Adjustments:
Amortization of intangible assets	-	30
Depreciation expense	794	858
Interest income	(70)	(32)
Provision for income taxes	4,551	5,517
EBITDA	10,913	13,506
Stock-based compensation expense	1,295	2,155
Adjusted EBITDA	$12,208	$15,661
Revenue	$143,389	$148,340
Adjusted EBITDA Margin	8.5%	10.6%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

Revenue for the Three Months Ended
August 27, 2016 GAAP	August 29, 2015 GAAP	May 28, 2016 GAAP	% Decrease August 27, 2016 vs. August 29, 2015 GAAP	% Decrease August 27, 2016 vs. August 29, 2015 Constant Currency (1)	% Decrease August 27, 2016 vs. May 28, 2016 GAAP	% Decrease August 27, 2016 vs. May 28, 2016 Constant Currency (2)

$143,389	$148,340	$152,515	-3.3%	-3.1%	-6.0%	-5.9%

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the first quarter of fiscal 2016 and applying those rates to foreign-denominated revenue in the first quarter of fiscal 2017.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the fourth quarter of fiscal 2016 and applying those rates to foreign-denominated revenue in the first quarter of fiscal 2017.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	August 27,	May 28,
	2016	2016
	(Unaudited)

Cash, cash equivalents and short-term investments	$102,921	$116,046
Accounts receivable, less allowances	$96,236	$97,807
Total assets	$402,835	$417,255
Current liabilities	$54,891	$70,884
Total stockholders’ equity	$344,019	$342,649
Consultant headcount, end of period	2,570	2,511
Shares outstanding, end of period	36,151	36,229

	Three Months Ended
	August 27,	August 29,
	2016	2015
	(Unaudited)

Cash flow from operating activities	$(7,055)	$(4,553)
Cash flow from investing activities	$13,898	$(572)
Cash flow from financing activities	$(5,595)	$(5,694)

CONTACT:
for Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com